Exhibit 99.1

Chart’s CAIRE to Acquire Covidien’s Oxygen Therapy Business

Cleveland, Ohio – September 3, 2009 – Chart Industries, Inc. (NASDAQ: GTLS) announced that its wholly-owned subsidiary, CAIRE Inc., which operates under its BioMedical segment, has entered into a definitive agreement with Covidien (NYSE: COV) to acquire their oxygen therapy products, including the design, manufacturing, and sales and service functions worldwide. The acquisition includes products sold under the leading CompanionTM and HELiOSTM brands. Financial terms of the transaction were not disclosed.

“We are very excited to acquire the CompanionTM and HELiOSTM liquid oxygen therapy brands, which are well respected in the market,” said Sam Thomas, Chairman, CEO and President of Chart Industries. “This transaction will allow us to strategically expand our oxygen therapy product offering while leveraging our existing operating footprint and substantially increasing BioMedical’s sales by over 50% to an expected annual run rate of approximately $150 million.” Mr. Thomas further stated, “We expect to complete the integration of these operations, including a cost structure that is more in line with our oxygen therapy business, towards the end of 2010.”

Completion of the transaction is subject to customary closing conditions, with closing expected by the end of 2009. This acquisition is expected to be slightly accretive to Chart’s 2010 earnings, excluding non-recurring integration costs.

CAIRE is a leading respiratory care products provider for the home health care market, manufacturing a full line of liquid oxygen reservoirs and liquid oxygen portables sold under the LiberatorTM and SpiritTM brands.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future orders, revenue, costs, performance, business trends, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to successfully acquire and integrate the Covidien oxygen therapy business, the satisfaction of customary conditions to closing the transaction, cyclicality of product markets, a delay or reduction in customer purchases, competition, the negative impacts of the recent global economic and financial crisis, changes in government healthcare regulations and reimbursement policies, and economic, political, business and market risks associated with global operations. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A – Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in seven states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.

Please contact:

Jim Hoppel

Vice President, Corporate Development

and Treasurer

Chart Industries, Inc.

216-626-1216

james.hoppel@chart-ind.com